Exhibit 99.1

Zynga Enters Into Agreement to Acquire Istanbul-based Peak, Creator of Top Charting Mobile Franchises Toon Blast and Toy Blast

●	Toon Blast and Toy Blast Expand Zynga’s Portfolio to Eight Forever Franchises
●	Increases Zynga’s Mobile Daily Active Users (DAUs) by More Than 60%
●	Zynga and Peak’s Talented Teams Join Forces to Grow Faster Together
●	Peak will Maintain Their Unique Creative Culture and Brand Identity
●	Acquisition Expected to Close in the Third Quarter of 2020
●	Zynga Updates its Q2 and Full Year 2020 Financial Guidance Excluding Peak
●	Management will Host a Live Q&A Session Today at 5:00 a.m. Pacific Time

SAN FRANCISCO --(BUSINESS WIRE)-- June 1, 2020 -- Zynga Inc. (Nasdaq: ZNGA), a global leader in interactive entertainment, today announced it has entered into a definitive agreement to acquire Peak, one of the most globally successful mobile gaming companies, for $1.8 billion. Peak brings a 100-person strong team and two Forever Franchises, Toon Blast and Toy Blast, that have consistently ranked in the top 10 and top 20 U.S. iPhone grossing games for over two years, respectively. These franchises add significant scale to Zynga’s live services and will be an additional driver of margin expansion over the coming years. Peak also enhances Zynga’s new game pipeline with additional projects in early development.

Founded in 2010 by Sidar Sahin, Peak has developed the beloved game franchises Toon Blast and Toy Blast. Known for their innovation, creativity and exquisite design, Toon Blast and Toy Blast popularized the ‘collapse’ mechanic within match-3 puzzle games, and have captured a highly engaged global audience base that ranks among the industry's best in player retention. Collectively, Toon Blast and Toy Blast have more than 12 million average mobile DAUs. Peak is expected to grow Zynga’s average mobile DAUs by more than 60% while strengthening Zynga’s international audience.

“We are honored to welcome Sidar and team to Zynga. Peak is one of the world’s best puzzle game makers and we could not be more excited to add such creative and passionate talent to our company,” said Frank Gibeau, Chief Executive Officer of Zynga. “With the addition of Toon Blast and Toy Blast, we are expanding our live services portfolio to eight forever franchises, meaningfully increasing our global audience base and adding to our exciting new game pipeline. As a combined team, we are well positioned to grow faster together.”

“This is a monumental partnership not only for Zynga and Peak, but for the whole mobile gaming industry,” said Sidar Sahin, founder and Chief Executive Officer of Peak. “Both companies share a common vision -- to bring people together through games. Peak’s culture is rooted in relentless learning and progress, so as we embark on this new chapter in our journey together with Zynga, we remain as committed as ever to our unique culture. We’re very excited for our combined future and what we will accomplish together.”

Zynga will acquire 100% of Peak for $1.8 billion, comprised of approximately $900 million in cash and approximately $900 million of Zynga common stock (issued at the volume-weighted average closing price per share over the thirty-day trading period ended May 29, 2020). The final upfront transaction consideration will also include customary closing adjustments, and the transaction is expected to close in the third quarter of 2020.

Editor’s note:

Key art and broadcast assets available for use at the following link: https://bit.ly/ZyngaKeyArtandVideo

Q2 and Full Year 2020 Guidance Update

Based on strength across its live services portfolio, Zynga is updating its Q2 and Full Year 2020 financial guidance.

This update does not include any contributions from Peak, as the transaction is subject to customary closing conditions and is anticipated to close in the third quarter of 2020.

(In millions, except per share data, unaudited)	Prior Q2'20 Guidance as of 5/6/2020	Zynga Update	Updated Q2'20 Guidance as of 6/1/2020
Reconciliation of Revenue to Bookings
Revenue	$400	$30	$430
Change in deferred revenue	60	10	70
Bookings	$460	$40	$500

Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(60)	$(100)	$(160)
Contingent consideration fair value adjustment	25	100	125
Acquisition-related transaction expenses	1	3	4
Other reconciling items[1]	66	—	66
Adjusted EBITDA	$32	$3	$35

Basic and diluted net loss per share	$(0.06)	$(0.11)	$(0.17)
GAAP basic and diluted shares	960	—	960

[1] See further detail in the Reconciliation of GAAP to Non-GAAP tables within the Non-GAAP Financial Measures section

(In millions, except per share data, unaudited)	Prior FY2020 Guidance as of 5/6/2020	Zynga Update	Updated FY2020 Guidance as of 6/1/2020
Reconciliation of Revenue to Bookings
Revenue	$1,650	$40	$1,690
Change in deferred revenue	150	—	150
Bookings	$1,800	$40	$1,840

Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(245)	$(105)	$(350)
Contingent consideration fair value adjustment	200	100	300
Provision for income taxes	40	10	50
Acquisition-related transaction expenses	3	8	11
Other reconciling items[1]	212	—	212
Adjusted EBITDA	$210	$13	$223

Basic and diluted net loss per share	$(0.25)	$(0.11)	$(0.36)
GAAP basic and diluted shares	965	—	965

[1] See further detail in the Reconciliation of GAAP to Non-GAAP tables within the Non-GAAP Financial Measures section

Webcast and Conference Call Information

Zynga management will host a conference call at 5:00 a.m. Pacific Time (8:00 a.m. Eastern Time) today to discuss the transaction and updates to the Company’s Q2 and Full Year 2020 guidance.

The conference call can be accessed at http://investor.zynga.com – a replay of which will be available through the website after the call – or via the below conference dial-in number:

●	Toll-Free Dial-In Number: (800) 537-0745
●	International Dial-In Number: (253) 237-1142
●	Conference ID: 1994758

About Zynga Inc.

Zynga is a global leader in interactive entertainment with a mission to connect the world through games. To date, more than one billion people have played Zynga’s franchises including CSR RacingTM, Empires & PuzzlesTM, Merge Dragons!TM, Merge Magic!TM, Words With FriendsTM and Zynga PokerTM. Zynga’s games are available in more than 150 countries and are playable across social platforms and mobile devices worldwide. Founded in 2007, the company is headquartered in San Francisco with locations in the U.S., Canada, U.K., Ireland, India, Turkey and Finland. For more information, visit www.zynga.com or follow Zynga on Twitter, Instagram, Facebook or the Zynga blog.

About Peak

Peak is a leading mobile gaming company powered by a team that values relentless progress. Peak believes the best products are created when talented people form autonomous teams that strive for impact. Peak currently has two top charting mobile franchises -- Toon Blast and Toy Blast -- that have consistently ranked within the top 10 and top 20 U.S. iPhone grossing games for the past two years, respectively, and collectively have more than 12 million average mobile DAUs. Peak, founded in 2010, is based in Istanbul, Turkey. For more information visit www.peak.com.

Forward-Looking Statements

This press release contains forward-looking statements, including those statements relating to our outlook for the second quarter and full year under the heading "Q2 and Full Year 2020 Guidance Update,” “Reconciliation of GAAP to Non-GAAP Updated Second Quarter 2020 Guidance,” and “Reconciliation of GAAP to Non-GAAP Updated Fiscal Year 2020 Guidance” and statements relating to, among other things: our ability to achieve the intended benefits of acquiring Peak Oyun Yazılım ve Pazarlama Anonim Şirketin (“Peak”), including expanding our global audience, growing our average mobile DAU and adding to our development pipeline and our overall growth; the purchase price for acquiring Peak; the form and allocation of deal consideration; the timing in which the transaction close is expected; and our ability to achieve financial projections, including revenue, bookings, income and margin goals. Forward-looking statements often include words such as “outlook,” “projected,” “planned,” “intends,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Undue reliance should not be placed on such forward-looking statements, which are based on information available to us on the date hereof. We assume no obligation to update such statements. More information about these risks, uncertainties, and assumptions are or will be described in greater detail in our public filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained by visiting our Investor Relations website at http://investor.zynga.com or the SEC’s web site at www.sec.gov.

Key Operating Metrics

We manage our business by tracking several operating metrics, including Mobile DAUs. “Mobile DAUs,” which measure daily active users of our mobile games, is recorded and estimated by our internal analytics systems. We determine Mobile DAUs and other operating metrics by using internal company data based on tracking of user account activity. We also use information provided by third parties, including third party network logins provided by platform providers, to help us track whether a player logged in under two or more different user accounts is the same individual.

Mobile DAUs. We define Mobile DAUs as the number of individuals who played one of our mobile games during a particular day. Average Mobile DAUs for a particular period is the average of the Mobile DAUs for each day during that period. Under this metric, an individual who plays two different mobile games on the same day is counted as two DAUs. We use Mobile DAUs as a measure of audience engagement.

Non-GAAP Financial Measures

We have provided in this press release certain non-GAAP financial measures to supplement our consolidated financial statements prepared in accordance with U.S. GAAP (our “GAAP financial statements”). Management uses non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. Our non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The presentation of our non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, our GAAP financial statements. We believe that both management and investors benefit from referring to our non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe our non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial measures we use in making operating decisions and because our investors and analysts use them to help assess the health of our business.

We have provided reconciliations of our non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures in the following tables. Because of the following limitations of our non-GAAP financial measures, you should consider the non-GAAP financial measures presented in this letter with our GAAP financial statements.

Key limitations of our non-GAAP financial measures include:

●

Bookings does not reflect that we defer and recognize online game revenue and revenue from certain advertising transactions over the estimated average playing period of payers for durable virtual items or as consumed for consumable virtual items;

●

Adjusted EBITDA does not include the impact of stock-based compensation expense, acquisition-related transaction expenses, contingent consideration fair value adjustments and legal settlements and related legal expenses;

●

Adjusted EBITDA does not reflect provisions for or benefits from income taxes and does not include other income (expense) net, which includes foreign exchange and asset disposition gains and losses, interest expense and interest income; and

●

Adjusted EBITDA excludes depreciation and amortization of tangible and intangible assets. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future.

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP UPDATED SECOND QUARTER 2020 GUIDANCE

(In millions, except per share data, unaudited)

	Prior Q2'20 Guidance as of 5/6/2020	Zynga Update	Updated Q2'20 Guidance as of 6/1/2020
Reconciliation of Revenue to Bookings
Revenue	$400	$30	$430
Change in deferred revenue	60	10	70
Bookings	$460	$40	$500

Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(60)	$(100)	$(160)
Provision for income taxes	10	—	10
Interest income	(2)	—	(2)
Interest expense	8	—	8
Depreciation and amortization	20	—	20
Acquisition-related transaction expenses	1	3	4
Contingent consideration fair value adjustment	25	100	125
Stock-based compensation expense	30	—	30
Adjusted EBITDA	$32	$3	$35

Basic and diluted net loss per share	$(0.06)	$(0.11)	$(0.17)

GAAP basic and diluted shares	960	—	960

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP UPDATED FISCAL YEAR 2020 GUIDANCE

(In millions, except per share data, unaudited)

	Prior FY2020 Guidance as of 5/6/2020	Zynga Update	Updated FY2020 Guidance as of 6/1/2020
Reconciliation of Revenue to Bookings
Revenue	$1,650	$40	$1,690
Change in deferred revenue	150	—	150
Bookings	$1,800	$40	$1,840

Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(245)	$(105)	$(350)
Provision for income taxes	40	10	50
Other expense (income), net	2	—	2
Interest income	(10)	—	(10)
Interest expense	30	—	30
Depreciation and amortization	80	—	80
Acquisition-related transaction expenses	3	8	11
Contingent consideration fair value adjustment	200	100	300
Stock-based compensation expense	110	—	110
Adjusted EBITDA	$210	$13	$223

Basic and diluted net loss per share	$(0.25)	$(0.11)	$(0.36)

GAAP basic and diluted shares	965	—	965

Contacts

Zynga Investor Relations:

Rebecca Lau

Investors@zynga.com

Zynga Press:

Sarah Ross

Sarah@zynga.com

Peak Press:

Barlas Cevikus

Barlas@peak.com